UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2024

INTUITIVE MACHINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40823	36-5056189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13467 Columbia Shuttle Street Houston, TX 77059	77059
(Address of Principal Executive Offices)	Zip Code

Registrant’s Telephone Number, Including Area Code: (281) 520-3703

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b)-2 of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LUNR	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A Common Stock, each at an exercise price of $11.50 per share	LUNRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 5, 2024, Intuitive Machines, Inc. (the “Company”) completed the previously announced underwritten public offering of 10,952,381 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”) at a price to the public of $10.50 per share (the “Offering”), which includes the full exercise of the underwriters’ option to purchase an additional 1,275,714 shares of Class A Common Stock from the Company and 152,857 shares of Class A Common Stock from the selling stockholder. The net proceeds to the Company from the Offering and concurrent private placement, after deducting underwriting discounts and commissions but before offering expenses payable by the Company, were approximately $116.87 million.

The Company intends to use the net proceeds it received from the Offering and the concurrent private placement, together with its existing cash, cash equivalents and short-term investment balance, to acquire an equivalent number of newly-issued common units of Intuitive Machines, LLC (“Intuitive Machines OpCo”) from Intuitive Machines OpCo, which Intuitive Machines OpCo will in turn use for general corporate purposes, including operations, research and development and potential mergers and acquisitions. The Company did not receive any of the proceeds from the sale of the 152,857 shares of Class A Common Stock sold by the selling stockholder. The Company has paid the costs associated with the sale of such shares, other than the underwriting discounts and commissions payable by the selling stockholder.

In connection with the Offering, the Company entered into an underwriting agreement, dated as of December 3, 2024 (the “Underwriting Agreement”), by and among the Company, Intuitive Machines OpCo, the selling stockholder and BofA Securities, Inc., Cantor Fitzgerald & Co., Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The offer and sale of the shares of Class A Common Stock sold in the Offering were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-278288) filed with the Securities and Exchange Commission (the “SEC”), which was declared effective on April 3, 2024, and the prospectus included therein. A preliminary prospectus supplement, dated December 3, 2024, was filed with the SEC pursuant to Rule 424(b) under the Securities Act and a final prospectus supplement, dated December 3, 2024, was filed with the SEC pursuant to Rule 424(b) under the Securities Act on December 4, 2024.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, Intuitive Machines OpCo and the selling stockholder, customary conditions to closing, indemnification obligations of the Company, Intuitive Machines OpCo and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement.

The above description of the Underwriting Agreement does not purport to be a complete summary of and is subject to and qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The opinion of Simpson Thacher & Bartlett LLP relating to the legality of the offer and sale of the Class A Common Stock in the Offering is filed as Exhibit 5.1 hereto.

The press release related to the pricing of the Offering and the private placement is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated as of December 3, 2024, by and among Intuitive Machines, Inc., Intuitive Machines, LLC, the selling stockholder and BofA Securities, Inc., Cantor Fitzgerald & Co., Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named in Schedule A thereto.

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

99.1	Press release, dated December 3, 2024.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE MACHINES, INC.

By:	/s/ Pete McGrath
Name:	Pete McGrath
Title:	Chief Financial Officer and Senior Vice President

Date: December 5, 2024